Exhibit 99.1

ViralClear Closes $10.8 Million Equity Financing for Development of

COVID-19 Broad-Spectrum Oral Anti-Viral Candidate Merimepodib

●	Funding completed in subsidiary without dilution to BioSig common stock
●	Phase II human trials for merimepodib, a broad-spectrum oral anti-viral treatment of adult hospitalized patients with COVID-19, are planned to commence at three Mayo Clinic sites

Westport, CT, May 20, 2020 /GLOBE NEWSWIRE/ — BioSig Technologies, Inc. (NASDAQ: BSGM) (“BioSig” or the “Company”), and its subsidiary, ViralClear Pharmaceuticals, Inc., today announced the closing of a $10.8 million common stock financing. ViralClear plans to use the proceeds of this offering for the development, including phase II human clinical trials, of its product candidate merimepodib, a broad-spectrum anti-viral agent. The financing was completed at a $100 million pre-money valuation.

“The successful completion of this funding in these challenging times represents the investor’s confidence and support of our clinical program,” commented Kenneth L. Londoner, Chairman and CEO of BioSig Technologies, Inc. and Director of ViralClear Pharmaceuticals, Inc. “With the FDA clearing our Investigational New Drug application earlier this week, we intend to deploy these proceeds toward our clinical trials – and what we hope will be timely solution to the current public health crisis.”

On May 18, 2020, ViralClear announced the FDA’s clearance of its IND to proceed with a proposed phase II study of merimepodib in COVID-19 patients. The human clinical trials are planned to be conducted under leadership of Dr. Andrew D. Badley, Professor and Chair of the Department of Molecular Medicine and the Enterprise Chair of the COVID-19 Task Force at Mayo Clinic.

Introducing broker, Laidlaw & Company (UK) Ltd. participated in the transaction.

About BioSig Technologies
BioSig Technologies is a medical technology company commercializing a proprietary biomedical signal processing platform designed to improve signal fidelity and uncover the full range of ECG and intra-cardiac signals (www.biosig.com).

The Company’s first product, PURE EP(tm) System is a computerized system intended for acquiring, digitizing, amplifying, filtering, measuring and calculating, displaying, recording and storing of electrocardiographic and intracardiac signals for patients undergoing electrophysiology (EP) procedures in an EP laboratory.

About Merimepodib (MMPD)
Merimepodib, a broad-spectrum anti-viral candidate, that demonstrates strong activity against COVID-19 in cell cultures in laboratory testing and additional antiviral studies are underway.  Merimepodib was previously in development as a treatment for chronic hepatitis C and psoriasis by Vertex Pharmaceuticals Incorporated (Vertex), with 12 clinical trials conducted (including 315 chronic hepatitis C patients, 24 psoriasis patients, and 98 healthy volunteers) and an extensive preclinical safety package completed.

A manuscript titled, “The IMPDH inhibitor merimepodib provided in combination with the adenosine analogue remdesivir reduces SARS-CoV-2 replication to undetectable levels in vitro”, was submitted to an online peer-reviewed life sciences journal. This manuscript is authored by Natalya Bukreyeva, Rachel A. Sattler, Emily K. Mantlo, John T. Manning, Cheng Huang and Slobodan Paessler of the UTMB Galveston National Laboratory and Dr. Jerome Zeldis of ViralClear Pharmaceuticals, Inc. (“ViralClear”) as a corresponding author. This article highlights pre-clinical data generated under contract with Galveston National Laboratory at The University of Texas Medical Branch.

About ViralClear

BioSig’s subsidiary ViralClear Pharmaceuticals, Inc., is seeking to develop a novel pharmaceutical to treat COVID-19. Merimepodib is intended to be orally administered, and has demonstrated broad-spectrum in vitro antiviral activity, including strong activity against COVID-19 in cell cultures. Merimepodib has been previously studied in 12 clinical trials, including 5 in patients with hepatitis C (1 Phase 1b, 1 Phase 2, 2 Phase 2a, and 1 Phase 2b), 1 in patients with psoriasis (Phase 2), and six in healthy volunteers (Phase I).

Forward-looking Statements

This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward- looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) the geographic, social and economic impact of COVID-19 on our ability to conduct our business and raise capital in the future when needed, (ii) our inability to manufacture our products and product candidates on a commercial scale on our own, or in collaboration with third parties; (iii) difficulties in obtaining financing on commercially reasonable terms; (iv) changes in the size and nature of our competition; (v) loss of one or more key executives or scientists; and (vi) difficulties in securing regulatory approval to market our products and product candidates. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Contact:

Andrew Ballou
BioSig Technologies, Inc.
Vice President, Investor Relations

54 Wilton Road, 2nd floor

Westport, CT 06880

aballou@biosigtech.com

203-409-5444, x133